Exhibit 1.02

Investor Relations	Media Relations
Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Lorretta Gasper CDC Corporation 678-259-8631 lgasper@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Corporation to Hold Third Quarter 2008 Earnings Call on

November 6, 2008 at 5PM EDT

HONG KONG, ATLANTA – Oct. 15, 2008— CDC Corporation will hold a conference call to discuss the company’s third quarter 2008 earnings and operating results on Thursday, Nov. 6, 2008, at 5 P.M. EDT. An earnings release will precede the call, posting to the wires after the market closes on Nov. 6, 2008.

•	To listen, call the access number a few minutes before the scheduled start time of the call.

•	Date: Thursday, Nov.6, 2008

•	Time: 5:00 P.M. EST

•	USA and Canada Toll Free Number: + (888) 603-6873

•	Int’l/Local Dial-In #: (973) 582-2706

•	The conference ID number is # 69076433 and the call leader is Mr. Monish Bahl.

Webcast Link:

Investors are invited to listen to a live webcast of the conference call which can be accessed through the investor section of the CDC Corporation website at www.cdccorporation.net. The call can also be accessed through www.streetevents.com. To listen to the call, please go to the website at least 15 minutes prior to the call and download any necessary audio software.

For those unable to call in, a digital instant replay will be available after the call until Nov. 20, 2008.

About CDC Corporation

The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.